Exhibit (a)(1)

                                   LEXENT INC.
                OFFER TO EXCHANGE OUTSTANDING OPTIONS TO PURCHASE
               SHARES OF COMMON STOCK, PAR VALUE $.001 PER SHARE,
              HAVING AN EXERCISE PRICE PER SHARE OF $13.50 OR MORE
             FOR NEW OPTIONS WITH AN EXERCISE PRICE TO BE DETERMINED

                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
          AT 11:59 P.M., NEW YORK, NEW YORK TIME ON SEPTEMBER 14, 2001,
                               UNLESS WE EXTEND IT

     Lexent Inc. is offering our employees the opportunity to exchange outstanding stock options you hold under the Lexent Inc. Amended and Restated Stock Option and Restricted Stock Purchase Plan (the "Option Plan"), if they have an exercise price per share of $13.50 or more, for new options with an exercise price to be determined.

     The new options will be for the same number of shares covered by the old options tendered and accepted for exchange. The offer is presently scheduled to expire on September 14, 2001 and we expect to cancel options on September 17, 2001, or promptly thereafter. We will grant the new options on the first business day which is at least six months and one day following the closing of this exchange offer, and the exercise price of the new options will be the last reported sale price of our common stock on the Nasdaq National Market on the date preceding the date of that grant. The closing price of our common stock was $4.91 on August 16, 2001, but its price on the date the new options will be granted cannot be predicted.

     The new options will vest as if the tendered options had not been cancelled. Therefore, provided than an employee remains employed through the date of grant, no employee will lose or gain vesting when new options are granted. Employees who remain employed through the date of grant will receive credit for vesting accrued prior to the cancellation of the tendered options and will receive credit for the period between the cancellation of the tendered options and the grant of the new options. Accordingly, the new options will vest as follows:

        o Any shares that were fully vested on the date the old options are cancelled will be fully vested on the date of grant of the new options;

        o All unvested shares on the date the old options are cancelled that would have been fully vested on the date the new options are granted will be fully vested; and

        o All remaining unvested options will have a vesting schedule that is equivalent to the vesting schedule that would have been in place had the cancelled options remained in effect.

     You may tender options only on a grant-by-grant basis, that is, for each option grant you have received, you may tender all or none (but not part) of the outstanding options granted on that date. Thus, if you decide to tender any options subject to a specific grant, you must tender all of the outstanding options subject to that grant.

     This offer is not conditioned upon a minimum number of options being tendered, and is open to all of our current employees (excluding all members of our board of directors). Please note that in order to receive new options pursuant to this offer, you must continue to be an eligible employee as of the date on which the new options are granted, which will be at least six months and one day after the date we cancel the tendered options. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related cover letter and letter of transmittal (which together, as they may be amended from time to time, constitute the "offer"). This offer is subject to conditions described in Section 6 of this offer to exchange.

     We are making this offer to current employees who are holders of options under our Option Plan. New options will be evidenced by a new option agreement between you and us and will be subject to the terms and conditions of the Option Plan.

     NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS.

     Shares of our common stock are quoted on the Nasdaq National Market under the symbol "LXNT." We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options.

     You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange or the letter of transmittal to Lexent Inc., Attention: Heather Sisler, Manager of Corporate Services, Three New York Plaza, New York, New York 10004 (telephone: (212) 981-9429, facsimile:
(212) 981-9417).

                                    IMPORTANT

     Regardless of whether you accept or reject this offer, you must complete and sign the attached letter of transmittal in accordance with its instructions, and mail or fax it and any other required documents to us at Lexent Inc.,
Attention: Heather Sisler, Manager of Corporate Services, Three New York Plaza, New York, New York 10004, facsimile: (212) 981-9417 for receipt by Ms. Sisler no later than 11:59 P.M., New York, New York time on September 14, 2001. Delivery by e-mail will not be accepted. If the letter of transmittal and all other required documents have not been executed in accordance with the instructions provided therein and delivered to Ms. Sisler at Lexent by 11:59 P.M., New York, New York time on September 14, 2001, you will be deemed to have elected to reject the offer. In addition, if your letter of transmittal and related documents do not indicate an election with respect to any particular option grant, you will be deemed to have rejected the offer with respect to that option grant.

     We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

SUMMARY TERM SHEET............................................................5
INTRODUCTION.................................................................12
THE OFFER....................................................................13
1.   Number of Options; Expiration Date......................................13
2.   Purpose of the Offer....................................................13
3.   Procedures for Tendering Options........................................15
4.   Withdrawal Rights.......................................................16
5.   Acceptance of Options for Exchange and Issuance of New Options..........17
6.   Conditions of the Offer.................................................18
7.   Price Range of Common Stock Underlying the Options......................20
8.   Source and Amount of Consideration; Terms of New Options................20
9.   Information Concerning Lexent Inc.......................................23
10.  Interests of Directors and Officers;
     Transactions and Arrangements Concerning the Options....................25
11.  Status of Options Acquired by Us in the Offer;
     Accounting Consequences of the Offer....................................26
12.  Legal Matters; Regulatory Approvals.....................................26
13.  Material U.S. Federal Income Tax Consequences...........................26
14.  Extension of Offer; Termination; Amendment..............................28
15.  Fees and Expenses.......................................................29
16.  Additional Information..................................................30
17.  Forward-Looking Statements; Miscellaneous...............................31

                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included references to the relevant sections in this offer to exchange where you can find a more complete description of the topics in this summary.

Why are you making the offer?

     Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. The new options to be issued in exchange for the outstanding options (1) will have an exercise price equal to the fair market value of our common stock on the date preceding the grant date, and (2) will vest as if the tendered options had not been cancelled. Therefore, no employee will lose or gain vesting when the new options are granted. By making this offer to exchange outstanding options for new options, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, which will create better performance incentives for employees and thereby maximize stockholder value. (Section 2).

What stock options can I tender for exchange?

     If you are a current employee of Lexent or one of our subsidiaries, you can tender any full grant of options with an exercise price per share of $13.50 or more outstanding under the Lexent Inc. Amended and Restated Stock Option and Restricted Stock Purchase Plan. (Section 1).

How many new options will I receive in exchange for my tendered options?

     Your new options will give you the right to purchase the same number of shares which were subject to the tendered options (subject to adjustment for any stock splits, stock dividends and similar events). (Section 1).

When will I receive my new options?

     We will grant the new options on the first business day that is at least six months and one day after the date that we cancel the options accepted for exchange. For example, if we accept the tendered options on September 17, 2001, the business day following the scheduled expiration date, the grant date of the new options will be on March 18, 2002. (Section 5).

What will the exercise price of the new options be?

     The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date preceding the date we grant the new options. As such, we cannot predict the exercise price of the new options, and it is possible that the new options might have a higher exercise price than some or all of your current options. (Section
8).

Will I receive new options in the exchange even if I'm no longer employed by Lexent when the new options are granted?

     No. You will not be eligible to receive new options in that case, and you will not be able to get your old options back. If you are not an employee of Lexent or one of our subsidiaries from the date you tender options through the date, approximately six months later, when we grant the new options, you will not receive any new options in exchange for your tendered options and will receive no other consideration for the options you tendered. This will be true regardless of the reason for the termination of your employment. (Section 5).

What happens if Lexent is acquired or our stock no longer is publicly listed between the time I tender and the time I receive my new options?

     You will not hold either your tendered options or your new options at that time, and therefore you will not participate through those options in any transaction affecting Lexent common stock during this period. If our common stock is no longer subject to the reporting requirements of the Securities Exchange Act of 1934 six months and one day following the closing of the exchange offer, you will not receive new options. (Section 5).

Why don't you simply reprice the current options?

     "Repricing" existing options would require us to record additional compensation expense in our financial statements beginning at the date of repricing and continuing until such repriced options are exercised, cancelled or expire, and we believe this additional compensation expense could adversely impact the price of our common stock. (Section 11).

Why won't you grant the new options immediately after the expiration of the offer, instead of waiting more than six months to do so?

     Granting any new options before six months and one day after the closing of the offer would expose us to the same adverse accounting treatment described above. (Section 5).

When will the new options vest?

     The new options will vest as if the tendered options had not been cancelled. Therefore, you will not lose or gain vesting when your new options are granted. You will receive credit for vesting accrued prior to the cancellation of the tendered options and will receive credit for the period between the cancellation of the tendered options and the grant of the new options. Accordingly, the new options will vest as follows:

        o Any shares that were fully vested on the date that options tendered for exchange are cancelled will be fully vested;

        o All unvested shares on the date the options are cancelled that would have been fully vested on the date the new options are granted will be fully vested; and

        o All remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled options remained in effect.

     The following is an illustrative example:

        o An employee cancels options for 480 shares of which 130 shares are vested at the time of cancellation and which would otherwise vest ten shares per month for the next 35 months;

        o The new grant occurs six months and one day after cancellation; and

        o The replacement options will be vested with respect to the 190 total shares that would have been vested under the cancelled options at the time of grant of the new options and the remaining 290 shares will vest ten shares per month for the next 29 months. (Section 8).

What will the other terms of my new options be?

     The terms and conditions of the new options will be set forth in a new option agreement to be entered into between you and us and will be subject to the terms and conditions of the Option Plan. (Section 8).

May I choose to tender some but not all of my options?

     You may tender any full option grants which have exercise prices of $13.50 per share or higher, but not other full option grants. However, you may not tender a portion of a single option grant. For example, if you hold an option granted on a particular date to purchase 500 shares of common stock at an exercise price of $15.00 per share, you must either tender all or none of such options; you cannot tender only part of the option and retain the remainder of the option. On the other hand, if you have multiple option grants which have exercise prices of $13.50 per share or higher, you may choose to tender one or more of such grants. (Section 1).

If I tender options in the offer, will I be eligible to receive other option grants before I receive my new options?

     We intend to continue to review option grants to employees from time to time as part of our normal compensation program. As a result of this review, we may decide to grant you additional options. If we accept and cancel the options you tender in connection with the offer, however, the grant date and the pricing of any additional options that we may decide to grant to you may be deferred until a date that is at least six months and one day from the expiration of this offer. (Section 5).

Are there conditions to the offer?

     The offer is not conditioned upon a minimum number of options being tendered. However, the offer is subject to a number of other conditions with regard to events that could occur prior to the expiration of the offer. These events include, among other things, a change in accounting rules relating to this exchange offer, a lawsuit challenging the exchange offer, a third-party tender offer for our common stock or other acquisition proposal or a change in your employment status with us. These and various other conditions are more fully described in Section 6.

Will I have to pay taxes if I exchange my options in the offer?

     If you exchange your current options for new options, you should not be required under current law to recognize income for U.S. Federal income tax purposes at the time of the exchange. Further, at the date of grant of the new options, you should not be required under current law to recognize income for U.S. Federal income tax purposes. However, we recommend that you consult with your own tax advisor to determine the tax consequences of this offer. If you are subject to the tax laws of a country other than the United States, we recommend that you consult with your own tax advisor to determine the tax consequences of the offer under the laws of such country. (Section 13).

If my current options are incentive stock options, will my new options be incentive stock options?

     If the options that you elect to exchange were incentive stock options, then your new options, to the maximum extent they qualify as incentive stock options under the tax laws on the date of the grant, will also be incentive stock options. Our ability to classify your new options as incentive stock options may be limited by the tax laws that govern incentive stock options. Current tax law provides that the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a nonqualified stock option, which is an option that is not qualified to be an incentive stock option under the current tax laws. As we do not know the exercise price for the new options, we cannot determine what portion of your new options may qualify for treatment as incentive stock options.

     New options that cannot be designated as incentive stock options will be nonqualified stock options. (Section 13).

What is the difference in tax treatment between incentive stock options and nonqualified stock options?

     The tax consequences of exercising and selling options are extremely complex and you are urged to consult your own personal tax adviser before you exercise options or sell shares acquired through exercise of options. The following paragraphs are a simplified overview of complex regulations and should not be construed as tax advice.

     When you exercise a nonqualified stock option, the excess of the fair market value of the common stock on the day of exercise over the exercise price of the option, or the spread, will be reported on your W-2 as ordinary compensation income for the year in which you exercise. Your tax basis in the shares acquired by exercise of nonqualified options will therefore be equal to the fair market value of the common stock on the date of exercise.

     Federal, state and local income taxes and FICA/Medicare taxes are imposed on the spread on the date of exercise of nonqualified options. If you sell the shares on the same day you exercise nonqualified options through National Discount Brokers, the foregoing taxes will be withheld from your sales proceeds. If you do not sell the shares on the same day, you will be required to pay to Lexent the total amount of such taxes in addition to paying the exercise price of your nonqualified options. This could significantly increase the amount of cash you would otherwise be required to pay to Lexent upon exercise of nonqualified options, depending on the size of the spread.

     When you sell shares that you have acquired by exercising a nonqualified stock option, any excess of the sale price over your tax basis of those shares will be treated as long-term or short term capital gain at the time of sale, depending on whether you held the shares for more than one year after date of exercise.

     You will not realize regular taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income for the year of exercise will be increased by the excess of the fair market value of your shares over the exercise price of your options on the date you exercise the options, unless the shares are sold within the same calendar year in which the exercise occurs.

     When you sell the shares that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying" under current tax laws. (Section 13).

What happens to options that I choose not to tender?

     Nothing. Options that you choose not to tender for exchange remain outstanding and retain their current exercise price and current vesting schedule. (Section 11).

When does the offer expire? Can the offer be extended, and if so, how will I be notified if it is extended?

     The offer expires on September 14, 2001, at 11:59 P.M., New York, New York time, unless we extend it.

     Although we do not currently intend to do so, we may, in our discretion, extend the offer. If the offer is extended, we will make a public announcement of the extension no later than 9:00 A.M. on the next business day following the previously scheduled expiration of the offer period. If the offer is extended, then the grant date of the new options will also be extended. (Section 14).

What do I need to do to tender my options?

     WHETHER YOU ACCEPT THE OFFER OR NOT, YOU MUST DELIVER, BEFORE 11:59 P.M., NEW YORK, NEW YORK TIME, ON SEPTEMBER 14, 2001, A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL TO LEXENT INC., ATTENTION: HEATHER SISLER, MANAGER OF CORPORATE SERVICES, THREE NEW YORK PLAZA, NEW YORK, NEW YORK 10004 (FACSIMILE: (212) 981-9417). WE WILL ONLY ACCEPT A PAPER COPY OR A FACSIMILE COPY OF YOUR EXECUTED LETTER OF TRANSMITTAL. DELIVERY BY E-MAIL WILL NOT BE ACCEPTED. IF YOU DO NOT EXECUTE AND DELIVER TO MS. SISLER, BEFORE 11:59 P.M. ON SEPTEMBER 14, 2001, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IN ACCORDANCE WITH THE INSTRUCTIONS PROVIDED THEREIN, YOU WILL BE DEEMED TO HAVE ELECTED TO REJECT THE OFFER. IN ADDITION, IF YOUR LETTER OF TRANSMITTAL AND RELATED DOCUMENTS DOES NOT INDICATE AN ELECTION WITH RESPECT TO ANY PARTICULAR OPTION GRANT, YOU WILL BE DEEMED TO HAVE REJECTED THE OFFER WITH RESPECT TO THAT OPTION GRANT.

     If the offer is extended by us beyond September 14, 2001, you must deliver these documents to Ms. Sisler before the extended expiration of the offer.

     We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept all properly and timely tendered options which are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept and cancel all such properly tendered options promptly after the expiration of the offer. (Section
3).

During what period of time may I withdraw previously tendered options?

     You may withdraw your election to tender options at any time before 11:59 P.M., New York, New York time, on September 14, 2001. If we extend the offer beyond that time, you may withdraw your election to tender options at any time until the extended expiration of the offer. In addition, you may withdraw at any time after 11:59 P.M., New York, New York time, on October 15, 2001 if we have not yet closed the offer and cancelled your tendered options. To withdraw your election to tender options, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the tendered options. We will accept only a paper copy or a facsimile copy of your executed written notice of withdrawal. Delivery by e-mail will not be accepted.

     Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Section 4).

Do you think that I should accept the offer?

     The offer is intended to benefit employees, but accepting the offer entails risks as well. Therefore, neither we nor our board of directors is making any recommendation as to whether you should tender or refrain from tendering your options.

Who can I talk to if I have questions about the offer?

     You may wish to consult with your financial advisor. For additional information or assistance regarding the offer materials and election process, you should contact:

                        Lexent Inc.
                        Attention: Heather Sisler, Manager of Corporate Services Three New York Plaza
                        New York, New York 10004
                        Telephone: (212) 981-9429
                        Facsimile: (212) 981-9417

                                  INTRODUCTION

     We are offering our current employees the opportunity to exchange certain outstanding options to purchase shares of our common stock, par value $.001 per share (the "common stock"), for new options (the "new options") to purchase shares of the common stock to be granted under our Option Plan, upon the terms and subject to the conditions described in this offer to exchange and the related cover letter and letter of transmittal (the "letter of transmittal" and, together with the related cover letter and offer to exchange, as they may be amended from time to time, the "offer"). The options subject to this offer include all outstanding options to purchase shares of common stock granted to persons who are current employees of Lexent Inc. or any of our subsidiaries having an exercise price per share of $13.50 or more, and outstanding under our Option Plan (collectively, the "options").

     The number of shares of common stock subject to new options to be granted to each option holder will be equal to the same number of shares subject to the options tendered by such option holder and accepted for exchange by us. We will grant the new options on the first business day which is at least six months and one day following the date we cancel the options accepted for exchange by us. You may tender options for all of the shares of common stock subject to your options that meet the criteria described above. If you tender options for exchange, we will grant you new options under our Option Plan and we will enter into a new option agreement with you.

     This offer is not conditioned upon a minimum number of options being tendered. However, you may tender options for only all or none of the shares of common stock subject to an individual grant that qualifies for tender, or is required to be tendered, in the exchange. In addition, this offer is subject to conditions that we describe in Section 6 of this offer to exchange.

     The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date preceding the date of grant. New options will vest as if the tendered options had not been cancelled. Therefore, no employee will lose or gain vesting when the new options are granted. Employees will receive credit for vesting accrued prior to the cancellation of the tendered options and will receive credit for the period between the cancellation of the tendered options and the grant of the new options.

     As of August 16, 2001, options to purchase 5,721,479 shares of our common stock were issued and outstanding under the Option Plan. Of these options, options to purchase 2,087,000 shares of our common stock held by eligible participants had an exercise price per share of $13.50 or more. Assuming all of these options are surrendered for exchange, the shares of common stock issuable upon exercise of options we are offering to exchange would represent approximately 36% of the total shares of common stock issuable upon exercise of all options outstanding under the Option Plan as of August 16, 2001. All options accepted by us pursuant to this offer will be cancelled effective as of September 17, 2001 unless we extend the offer.

                                    THE OFFER

1.  NUMBER OF OPTIONS; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the offer, we are offering our current employees the opportunity to exchange new options to purchase common stock under the Option Plan in return for all eligible outstanding options under the Option Plan that are properly tendered and not validly withdrawn in accordance with Section 4 before the "expiration date," as defined below. Eligible outstanding options are all options that have an exercise price per share of $13.50 or more. We will not accept partial tenders of options for any portion less than 100% of the shares subject to any individual option grant. Therefore, you may only tender options for all or none of the shares of common stock subject to a particular eligible option grant.

     If your options are properly tendered and accepted for exchange, you will be entitled to receive new options to purchase the number of shares of our common stock which is equal to the same number of shares subject to the options that you tendered, subject to adjustments for any stock splits, stock dividends and similar events. All new options will have substantially the same terms and conditions as options granted under our Option Plan as set forth in new option agreements between us and you.

     YOU MUST BE AN ACTIVE EMPLOYEE OF LEXENT OR ONE OF OUR SUBSIDIARIES TO BE ELIGIBLE TO PARTICIPATE IN THE OFFER. IF YOU ARE NOT AN EMPLOYEE OF LEXENT OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS. THIS MEANS THAT IF YOU RESIGN OR YOUR EMPLOYMENT IS TERMINATED FOR ANY REASON (INCLUDING TERMINATION BY US) OR YOU DIE, PRIOR TO THE DATE WE GRANT THE NEW OPTIONS FOR ANY REASON, YOU WILL NOT RECEIVE ANYTHING FOR THE OPTIONS THAT YOU TENDERED AND WE CANCELLED.

     The term "expiration date" means 11:59 P.M., New York, New York time, on September 14, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer.

     For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or U.S. Federal holiday and consists of the time period from 12:00 midnight through 11:59 P.M., New York, New York time.

2. PURPOSE OF THE OFFER.

     We issued or assumed the options outstanding under the Option Plan for the following purposes:

        o to provide our employees an opportunity to acquire or increase a proprietary interest in us, thereby allowing us to attract and motivate our employees and creating a stronger incentive for our employees to expend maximum effort for our growth and success; and

        o to encourage our employees to continue their employment with us.

     Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the last reported sale price of our common stock on the date preceding the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value.

     Except as otherwise disclosed in this offer to exchange, we have no current plans or proposals that relate to or would result in:

     (a) any material corporate transaction, such as a material merger, reorganization or liquidation, involving us or any of our subsidiaries;

     (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

     (c) any material change in our present dividend rate or policy, or in our indebtedness or capitalization;

     (d) any change in our present board of directors or management, including a change in any executive officer's material terms of employment, however, the board is considering increasing its size and we are in discussions with certain individuals to fill any created vacancies;

     (e) any other material change in our corporate structure or business;

     (f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

     (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

     (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

     (i) the acquisition by any person of any material amount of our securities or the disposition of any material amount of our securities; or

     (j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

     Although we have no such plans or proposals, we continually are presented with and evaluate possible transactions that could result in the happening of one or more of the items set forth above. We cannot assure you that we will not pursue one or more of such possible transactions during the period between the time that you tender options for exchange and the date that new options are granted.

     Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. Note that the new options may have a higher exercise price than some or all of your current options. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors.

     You must make your own decision whether to tender your options for exchange.

3. PROCEDURES FOR TENDERING OPTIONS.

     Proper Tender of Options.

     To make your election to accept or reject this offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We will only accept a properly executed paper copy or a facsimile copy of your letter of transmittal and any other required documents. We will not accept delivery by e-mail. We must receive all of the required documents at Three New York Plaza, New York, New York 10004,
Attention: Heather Sisler, Manager of Corporate Services (facsimile: (212) 981-9417), before the expiration of the offer. Your new options will be granted on a date at least six months and one day after the date that we cancel the tendered options accepted for exchange.

     The method of delivery of all documents, including letters of transmittal and any other required documents, is at your election and risk. If delivery is by mail, we recommend that you use registered mail with return receipt requested. If delivery is by facsimile, we also recommend that you send a copy of your letter of transmittal and any required documents by registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Your options will not be considered tendered until we receive them. We will only accept a paper copy or a facsimile copy of your executed letter of transmittal. We will not accept delivery by e-mail. IF YOU DO NOT EXECUTE AND DELIVER TO US THE LETTER OF TRANSMITTAL IN ACCORDANCE WITH ITS TERMS BY 11:59 P.M., NEW YORK, NEW YORK TIME ON SEPTEMBER 14, 2001, YOU WILL BE DEEMED TO HAVE ELECTED TO REJECT THE OFFER.

     We recommend that you retain a copy of all documents that you return to us for your records.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

     We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on you. We may reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept all properly and timely tendered options that are not validly withdrawn. We may also waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. If such defects or irregularities are not cured or waived, you will be deemed to have elected to reject the offer. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, and no one will be liable for failing to give notice of any defects or irregularities. If you do not execute and deliver to us the letter of transmittal in accordance with the instructions provided therein, you will be deemed to have elected to reject the offer. In addition, if your letter of transmittal and related documents does not indicate an election with respect to any particular option grant, you will be deemed to have rejected the offer with respect to that option grant.

     Our Acceptance Constitutes an Agreement.

     Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

     Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept and cancel promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

4. Withdrawal Rights.

     You may only change your election to tender your options in accordance with the provisions of this Section 4.

     You may withdraw your election to tender your options at any time before the expiration of the offer. If we extend the offer beyond that time, you may withdraw your election to tender your options at any time until the extended expiration of the offer. In addition, you may withdraw at any time after 11:59 P.M., New York, New York time, on October 15, 2001 if we have not yet closed the offer and cancelled your tendered options.

     To validly withdraw your election to tender options, you must deliver to us at the address set forth in Section 3 a completed and executed Notice of Change of Election

From Accept to Reject in the form attached to the letter of transmittal (a "change of election") before your right to withdraw your election to tender expires. Except as described in the following sentence, the change of election must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the change of election. We will not accept delivery of a change of election by e-mail.

     You may not rescind any change of election, and any options you withdraw pursuant to a change of election will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration of the offer by following the procedures described in Section 3.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any change of election, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of changes of election. Our determination of these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

     Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we expect to accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration of the offer. If we cancel options accepted for exchange on September 17, 2001, you will be granted new options on March 18, 2002, which is the first business day that is at least six months and one day following the date we intend to cancel options accepted for exchange. If the offer is extended, then the grant date of the new options will also be extended.

     We intend to continue to review the option grants of all employees from time to time as part of our normal compensation program. As a result of this review, we may decide to grant you additional options. If we accept and cancel the options you tender in connection with the offer, however, the grant date and the pricing of any additional options that we may decide to grant to you may be deferred until a date that is at least six months and one day from the expiration of this offer.

     Your new options will give you to the right to purchase the same number of shares of our common stock which were subject to the options you tender (subject to adjustments for any stock splits, stock dividends and similar events).

     PLEASE NOTE, HOWEVER, THAT IF YOU ARE NOT AN EMPLOYEE OF LEXENT OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS

THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS IF YOU ARE NOT AN EMPLOYEE OF LEXENT OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS. Certain employee leaves of absence that are approved by us in advance will not be deemed to constitute non-employment.

     In addition, you will not receive any new options in exchange for your tendered options that have been accepted for exchange if our common stock is no longer subject to the reporting requirements of the Securities Exchange Act.

     For purposes of the offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept and cancel promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. Promptly after we accept tendered options for exchange, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange and cancelled, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options. We, however, will not be able to provide tendering option holders with the exercise price of the new options, because such price will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date preceding the date we grant the new options.

6. CONDITIONS OF THE OFFER.

     We will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must pay the consideration offered or return the tendered options promptly after termination or withdrawal of a tender offer, if at any time on or after August 17, 2001 and before the expiration date, we determine that any of the following events has occurred and, in our reasonable judgment the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel options tendered for exchange:

     (a) any threatened, instituted or pending action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Lexent or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the benefits that we believe we will receive from the offer;

     (b) any action is threatened, pending or taken, or any approval is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

          (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

          (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

          (3) materially impair the benefits that we believe we will receive from the offer; or

          (4) materially and adversely affect the business, condition (financial or other), income, operations or prospects of us or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

     (c) any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

     (d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, is proposed, announced or made by another person or entity or is publicly disclosed; or

     (e) any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or in that of our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries or materially impairs or may materially impair the benefits that we believe we will receive from the offer.

     The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

7. PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

     Our common stock is quoted on the Nasdaq National Market under the symbol "LXNT." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market.

                                              High                Low
                                              ----                ---
FISCAL YEAR ENDED DECEMBER 31, 2000
  3rd Quarter                               $ 37.81            $ 18.75
  4th Quarter                                 30.94              11.19

FISCAL YEAR ENDING DECEMBER 31, 2001
  1st Quarter                                 24.13               3.94
  2nd Quarter                                  8.77               2.50
  3rd Quarter (through August 16, 2001)        8.77               3.75

     As of August 16, 2001, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $4.91 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

     Consideration.

     We will issue new options to purchase common stock under our Option Plan in exchange for outstanding eligible options properly tendered or deemed tendered and accepted for exchange by us. The number of shares of common stock subject to new options to be granted to each option holder will be equal to the same number of shares subject to the options tendered or deemed tendered by such option holder and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding eligible options, we expect to grant new options to purchase a total of 2,087,000 shares of our common stock. Our directors are not eligible to participate in the offer.

     Terms of New Options.

     The new options will be issued pursuant to a new option agreement between us and each option holder who has tendered options in the offer and will be subject to the terms and conditions of our Option Plan.

     The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options or any right of continued employment.

         The following description of the Option Plan is only a summary, and may not be complete. For complete information please refer to the copies of the Option Plan that have been filed with the SEC as an exhibit to our Tender Offer Statement on Schedule TO. You may also contact us at Lexent Inc., Attention:
Heather Sisler, Manager of Corporate Services, Three New York Plaza, New York, New York 10004, (telephone: (212) 981-9429, facsimile: (212) 981-9417) to request a copy of the Option Plan, which will be provided at our expense.

         The following description summarizes the material terms of our Option Plan and the options to be granted thereunder.

         General Information. A total of 9,900,000 shares of our common stock have been reserved for options and/or awards under the Option Plan. The Option Plan permits the granting of options intended to qualify as incentive stock options under the Internal Revenue Code and the granting of options that do not qualify as incentive stock options. If the options that an employee elects to exchange were incentive stock options, then the new options, to the maximum extent they qualify as incentive stock options under the tax laws on the date of the grant, will also be incentive stock options. Our ability to classify new options as incentive stock options may be limited by the tax laws that govern incentive stock options. New options that cannot be designated as incentive stock options will be nonqualified stock options.

         Administration. The Option Plan is currently administered by the compensation committee of our board of directors. The members of the committee serve at the pleasure of our board of directors, and may be removed or replaced by the board. The board may at any time dissolve any committee created by it to administer the Option Plan, and itself assume the administration of the Option Plan, or create another committee or committees to administer the Option Plan. The board or the committee created to administer the Option Plan is authorized to interpret the Option Plan and may, from time to time, adopt rules and regulations to carry out the Option Plan's purposes.

         Exercise and Termination of Awards. The terms and conditions applicable to the exercise of awards and the events or occurrences which may trigger the acceleration, termination or forfeiture of the new options under the Option Plan are set forth in the applicable option agreements entered into between us and the respective participant.

         Term. The term of each option under the Option Plan will be fixed by the compensation committee. Each individual option agreement specifies a term after which such option expires. The new options to be granted pursuant to the offer will have a term of ten years from the date of grant.

         Exercise Price. The exercise price of the new options to be granted pursuant to the offer will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date preceding the date of grant.

     Vesting and Exercise. The compensation committee has the authority to determine at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. The new options will vest as if the tendered options had not been cancelled. Therefore, provided that an employee remains employed through the date of grant, no employee will lose or gain vesting when the new options are granted. Employees who remain employed through the date of grant will receive credit for vesting accrued prior to the cancellation of the tendered options and will receive credit for the period between the cancellation of the tendered options and the grant of the new options. Accordingly, the new options will vest as follows:

        o Any shares that were fully vested on the date that options tendered for exchange are cancelled will be fully vested;

        o All unvested shares on the date the options are cancelled that would have been fully vested on the date the new options are granted will be fully vested; and

        o All remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled options remained in effect.

     Payment of Exercise Price. An option holder desiring to exercise his or her new options must follow Lexent's current exercise procedures, which have previously been provided to each option holder.

     Transferability. New options granted under the Option Plan may not be transferred other than by will or the laws of descent and distribution.

     Adjustments Upon Changes in Capitalization; Mergers and Reorganizations. The aggregate number and class of shares for which awards may be granted under the Option Plan, the number and class of shares covered by each outstanding award and the exercise price per share thereof, and each award under the plan will all be proportionately adjusted for any increase or decrease in the number of issued shares of our Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment or the payment of any stock dividend. If any capital reorganization of reclassification of our capital stock of any consolidation or merger of our company with another entity, or the sale of all or substantially all our assets to another entity, shall be effected in such a way that holders of our common stock shall be entitled to receive stock, securities or assets with respect to or in exchange for our common stock, then each holder of an option shall thereafter have the right to purchase, upon the exercise of the option in accordance with the terms and conditions specified in the option agreement governing such option and in lieu of the shares of common stock immediately theretofore receivable upon the exercise of such option, such shares of stock, securities or assets (including cash) as may be issued or payable with respect to or in exchange for a number of outstanding shares of such common stock equal to the number of shares of common stock immediately theretofore so receivable had such reorganization, reclassification, consolidation, merger or sale not taken place.

     Amendment and Termination of the Option Plan. The Option Plan will terminated on July 23, 2008, unless the board of directors terminated it before then. The termination of the Option Plan will not impair any rights under any award granted under the Option Plan.

     No Stockholder Rights and Employment Rights. A participant shall have no stockholder rights with respect to the shares of our common stock subject to his or her outstanding awards until such shares are purchased in accordance with the provisions of the Option Plan. Nothing in the Option Plan confers upon the participant any right to continue in our employ.

     Registration of Option Shares. All shares of common stock issuable upon exercise of options under the Option Plan, including the shares that will be issuable upon exercise of all new options to be granted pursuant to the offer, have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

     Tax Consequences. You should refer to Section 13 for a discussion of the material U.S. Federal income tax consequences of accepting the new options under this offer to exchange.

9. INFORMATION CONCERNING LEXENT INC.

     General.

     Lexent is a leading provider of outsourced local telecommunications network services for established and emerging communications companies, including competitive local exchange carriers, Internet service providers and carriers' carriers. Our principal focus is to provide the expertise and resources our customers need to build and connect their networks to other local and long distance carriers and individual end users. Our complete local solution allows our customers to outsource all or a portion of the design, build-out, upgrade and maintenance of their networks. We generally provide services 24 hours a day, seven days a week, to ensure the reliability of these networks.

     Lexent was incorporated in Delaware in January 1998. Our wholly owned subsidiaries, Hugh O'Kane Electric Co., LLC, National Network Technologies LLC, Lexent Services, Inc. and HOK Datacom, Inc. were formed in June 1998, August 1998, May 2000 and November 2000, respectively. In July 1998, Hugh O'Kane Electric Co., Inc., our predecessor company, merged into Lexent and Lexent issued 22,716,600 shares of our common stock to the stockholders of our predecessor. Following the merger, substantially all of our assets were contributed to our subsidiary Hugh O'Kane Electric Co., LLC, and that entity also assumed all of the obligations of Lexent, including those of our predecessor company.

     The address of our principal executive office is Three New York Plaza, New York, New York 10004, and our telephone number is (212) 981-0700. Our Internet address on the worldwide web is http://www.lexent.net. Information contained on our website does not constitute a part of this offer to exchange.

     Financial Information.

     Set forth below is selected summary historical consolidated financial information of Lexent and our subsidiaries. The historical financial information has been derived from our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001. The information presented below should be read in conjunction with our consolidated financial statement and notes thereto.


                                                               Year Ended December 31,
                                                               -----------------------              Six Months Ended
                                                              1999                  2000             June 30, 2001
                                                              ----                  ----             -------------

CONSOLIDATED STATEMENT OF INCOME DATA:                             (in thousands, except per share data)

Revenues.......................................            $  150,862            $  295,993              $139,149
Operating income (loss)........................                16,214                20,561               (19,734)
Net income (loss)..............................            $    7,952            $    8,576              $(11,050)
                                                           ==========            ==========              =========
Net income (loss) per share:
   Basic.......................................           $         0.32        $         0.27        $         0.27
                                                          ==============       ===============        ==============
   Diluted.....................................           $         0.24        $         0.22        $         0.27
                                                          ==============        ==============        ==============
Weighted average shares:
   Basic.......................................                22,721                30,839                41,307
                                                               ======                ======                ======
   Diluted.....................................                33,531                38,266                     *
                                                               ======                ======                ======


                                                                  As of December 31,                 As of June 30,
                                                                  ------------------                 --------------
                                                              1999                  2000                  2001
                                                              ----                  ----                  ----
CONSOLIDATED BALANCE SHEET DATA:

Cash and cash equivalents......................             $   1,158             $  63,690             $  62,036
Working capital................................                25,697               140,811               126,341
Total assets...................................                60,379               199,001               181,039
Total Stockholders' equity.....................                 3,715               150,481               143,156



*Anti-dilutive, therefore, not presented.

     The financial information set forth on pages 23 through 42 of Lexent's Annual Report on Form 10-K for the year ended December 31, 2000 and on pages 3 through 9 of Lexent's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, is incorporated herein by reference and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 16 - "Additional Information."

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

     The directors and executive officers of Lexent and their positions and offices as of August 16, 2001 are set forth in the following table:

     Name                     Title
     ----                     -----

     Hugh O'Kane, Jr.         Chairman of the Board
     Kevin M. O'Kane          President, Chief Executive Officer, Vice Chairman
                              and Director
     Victor P. DeJoy          Executive Vice President, Engineering
     Joseph Haines            Executive Vice President, Operations
     Joel Rothwax             Senior Vice President, Human Resources
     Sidney A. Sayovitz       Senior Vice President, Secretary and General
                              Counsel
     Jonathan Stern           Executive Vice President and Chief Financial
                              Officer
     L. White Matthews III    Director
     Walter C. Teagle         Director
     Richard L. Schwob        Director
     Richard W. Smith         Director
     Peter O. Crisp           Director

The address of each director and executive officer is: c/o Lexent Inc., Three New York Plaza, New York, New York 10004.

     As of August 16, 2001, our executive officers and directors as a group beneficially owned options outstanding under the Option Plan to purchase a total of 1,759,000 shares of our common stock, which represented approximately 30.7% of the shares subject to all options outstanding under the Option Plan as of that date. In August 2001, Jonathan Stern, our Executive Vice President and Chief Financial Officer, sold 38,500 shares of our common stock in open market transactions at an average price of $5.20 per share. Our directors are not eligible to participate in the offer. All officers, excluding those that serve as directors, are eligible to participate in the offer.

     Except as otherwise described above and other than ordinary course purchases under our Employee Stock Purchase Plan and ordinary course grants of stock options to employees who are not executive officers, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by Lexent or, to our knowledge, by any executive officer, director, affiliate or subsidiary of Lexent.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

     Options we acquire pursuant to the offer will be cancelled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options under our Option Plan and for issuance upon the exercise of such new options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

     For new options granted pursuant to this offer, Lexent does not expect to incur compensation expense because more than six months will have elapsed between the cancellation of old options and the grant date of new options, and also because the exercise price of the new options will be equal to the market value of the common stock on the date preceding the grant date of the new options.

12. LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to conditions, including the conditions described in Section 6.

13. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of the material U.S. Federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     The tax consequences of exercising and selling options are extremely complex and you are urged to consult your own personal tax adviser before you exercise options or sell shares acquired through exercise of options.

     If you exchange outstanding incentive or nonqualified stock options for new options, you should not be required to recognize income for U.S. Federal income tax purposes at the time of the exchange. Further, at the date of grant of the new options, you will not be required to recognize additional income for U.S. Federal income tax purposes.

     Incentive Stock Options.

     If the options that you elect to exchange were incentive stock options, then your new options, to the maximum extent they qualify as incentive stock options under the tax laws on the date of the grant, will also be incentive stock options. Our ability to classify new options as incentive stock options may be limited by the tax laws that govern incentive stock options. Current tax law provides that the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a nonqualified stock option, which is an option that is not qualified to be an incentive stock option under the current tax laws. As we do not know the exercise price for the new options, we cannot determine what portion of your new options may qualify for treatment as incentive stock options. New options that cannot be designated as incentive stock options will be nonqualified stock options.

     Under current law, you should not have realized taxable income when the incentive stock options were granted to you under our Option Plan. In addition, you generally will not realize regular taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income for the year of exercise will be increased by the excess of the fair market value of the shares over the exercise price of your options on the date you exercise your incentive stock option, unless the shares are sold within the same calendar year in which the exercise occurs. Except in certain circumstances that are described in the Option Plans and in your option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

     If you sell common stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of the common stock is qualifying if it is made after the later of (a) the more than two years from the date the incentive stock option was granted or (b) more than one year after the date the incentive stock option was exercised. You are urged to consult your personal tax adviser before you exercise incentive stock options or sell shares acquired through exercise of incentive stock options.

     If the disposition of the common stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount is ordinary income to you. Any amount in excess of the ordinary income amount will be long term capital gain or short-term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

     Nonqualified Stock Options.

     Under current law, you will not realize taxable income upon the grant of a nonqualified stock option. However, when you exercise a nonqualified stock option, the difference between the exercise price of the option and the fair market value of the shares on the date of exercise will be treated as taxable compensation income to you, and you will be subject to federal, state and local income taxes and FICA/Medicare taxes at that time.

     If you sell the shares on the same day you exercise nonqualified options through National Discount Brokers, the foregoing taxes will be withheld from your sales proceeds. If you do not sell the shares on the same day, you will be required to pay to Lexent the total amount of such taxes in addition to paying the exercise price of your nonqualified options. This could significantly increase the amount of cash you would otherwise be required to pay to Lexent upon exercise of nonqualified options, depending on the amount of the difference between the exercise price of the option and the fair market value of the shares on the date of exercise.

     The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long-term capital gains or losses if you held the shares for more than one year following exercise of the option.

     WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     We may at any time and from time to time, extend the period of time during which the offer is open and delay accepting any options tendered to us by publicly announcing the extension and giving written notice of the extension to the option holders and making a public announcement thereof. If the offer is extended, then the grant date of the new options will also be extended.

     We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

     Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 A.M., New York, New York time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

     If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

15. FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

16. ADDITIONAL INFORMATION.

     We have filed a Tender Offer Statement on Schedule TO with the SEC, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

     (a)  Our Annual Report on Form 10-K for the year ended December 31, 2000;

     (b)  Our Quarterly Report on Form 10-Q for the quarter ended March 31,
          2001;

     (c)  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

     (d)  Our Current Report on Form 8-K, dated March 30, 2001;

     (e)  Our Proxy Statement on Schedule 14A, filed on April 10, 2001; and

     (f) The description of our common stock contained in our registration statement on Form 8-A filed on July 27, 2000, including all amendments or reports updating this description.

     These filings and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.     7 World Trade Center       500 West Madison Street
      Room 1024                  Suite 1300                  Suite 1400
Washington, D.C. 20549    New York, New York 10048    Chicago, Illinois 60661

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet website at http://www.sec.gov. We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                Lexent Inc.
                Attention:  Heather Sisler, Manager of Corporate Services
                Three New York Plaza
                New York, New York 10004
                Telephone: (212) 981-9429
                Facsimile: (212) 981-9417
between the hours of 9:00 A.M. and 5:00 P.M., New York, New York time, other than weekends and holidays. As you read the documents listed in Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document. The information about Lexent contained in this offer to exchange should be read together with the information contained in the documents to which we have referred you.

17. FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

     This offer to exchange and our SEC reports referred to above include both historical and "forward-looking statements." All statements other than statements of historical fact are, or may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1945. These forward-looking statements are only predictions and generally can be identified by use of statements that include phrases such as "believe," "expect," "anticipate," "intend," "plan," "foresee" or other words or phrases of similar import. Similarly, statements that describe the Company's objectives, plans or goals are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. The forward-looking statements included herein are made only as of the date of this offer to exchange and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. No assurances can be given that projected results of events will be achieved.

     We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                         Lexent Inc.
August 17, 2001

                                  LEXENT, INC.
                OFFER TO EXCHANGE OUTSTANDING OPTIONS TO PURCHASE
               SHARES OF COMMON STOCK, PAR VALUE $.001 PER SHARE,
          HAVING AN EXERCISE PRICE PER SHARE OF $13.50 OR MORE FOR NEW
                 OPTIONS WITH AN EXERCISE PRICE TO BE DETERMINED

                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
          AT 11:59 P.M., NEW YORK, NEW YORK TIME ON SEPTEMBER 14, 2001,
                               UNLESS WE EXTEND IT

     Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to:

                                   Lexent Inc.
                            Attention: Heather Sisler
                          Manager of Corporate Services
                              Three New York Plaza
                            New York, New York 10004
                            telephone: (212) 981-9429
                            facsimile: (212) 981-9417

                                 August 17, 2001